Exhibit 99.1

May 14, 2013

Nathan Partain, Chairman
Edward J. McIntyre, President and CEO
Otter Tail Corporation
4334 18th Avenue SW, Suite 200
Fargo, ND 58106-9156

Dear Nathan and Jim,

It is with very mixed emotions I write to tender my resignation from the board of Directors of Otter Tail Corporation effective today, May 14, 2013.

My resignation is required because my Company, Treliant Risk Advisors, of which I am a principal is about to enter into a significant engagement with Deloitte & Touche.  Because Deloitte & Touche serves as the independent auditor for Otter Tail Corporation, that engagement would be contrary to the SEC rules governing independence of auditors if I were to stay on the Board.

As a part of my resignation I would make clear that I have no disagreement with the Corporation, its Board of Directors or executive management.  I have great confidence in both the management and strategic direction of Otter Tail Corporation and wish the company every success.

Sincerely,

/s/ Mark W. Olson
Mark W. Olson
11133 Hunt Club Drive
Potomac, MD 20854

Cc: Board of Directors and General Counsel